Exhibit 10.84

BioRestorative Therapies, Inc.

40 Marcus Drive, Suite One

Melville, New York 11747

March 24, 2016

Robert Paccasassi

27 Ridge Road

Southampton, New York 11968

Dear Mr. Paccasassi:

Reference is made to the Executive Employment Agreement, dated as of September 2, 2015, between BioRestorative Therapies, Inc. (the “Company”) and you (the “Executive”) (the “Employment Agreement”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

Pursuant to the Employment Agreement, the Executive is entitled to receive an annual bonus of up to 25% of his Per Annum Salary based upon the satisfaction of certain performance goals. The parties agree that the performance goals for the year ended December 31, 2016, and the bonus amount payable with respect thereto, are as set forth on Schedule A attached hereto.

In addition, the parties agree that the performance goals for each calendar year of the Employment Period will be established by the Board no later than March 31 of such year based upon the level of achievement of the Company’s corporate goals and objectives for the calendar year with respect to which the Bonus relates and the Executive’s individual performance (in each case, as determined by the Board).

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BioRestorative Therapies, Inc.

By:
Mark Weinreb, Chief Executive Officer

Agreed:

Robert Paccasassi

SCHEDULE A

2016 Bonus Milestones:

●	$13,125 upon completion of the Company’s manufacturing process validation required for submission to the Food and Drug Administration (the “FDA”) of an IND application with regard to the commencement of a clinical trial for the Company’s BRTX-100 product (the “IND Application”);

●	$8,750 in the event the Company files the IND Application with the FDA;

●	$17,500 in the event the FDA clears the IND Application;

●	$4,375 in the event that BRTX-100 is manufactured in a manner consistent with established quality control and compliance guidelines.

It is understood and agreed that each of the foregoing milestones must be achieved by December 31, 2016 in order for the Executive to be entitled to receive the Bonus amount. In addition, the Executive must have remained continuously employed with the Company through the date on which a particular milestone is satisfied in order for the Executive to be entitled to receive the particular Bonus amount. Any issue as to whether any of the foregoing milestones have been satisfied shall be determined by the Company in its sole discretion.